UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 13, 2024
ACACIA RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-37721	95-4405754
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

767 Third Avenue,
6th Floor
New York,
NY	10017
(Address of principal executive offices)	(Zip Code)
(Registrant’s telephone number, including area code): (332) 236-8500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ACTG	The Nasdaq Stock Market, LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 13, 2024, the Board of Directors (the “Board”) of Acacia Research Corporation (the “Company”) appointed Martin D. McNulty, Jr. as the Company’s Chief Executive Officer on a permanent basis. Mr. McNulty has been serving as the Company’s Interim Chief Executive Officer since November 1, 2022.

In conjunction with such appointment, the Company has entered into an Amended and Restated Employment Agreement (the “CEO Employment Agreement”) with Mr. McNulty. Pursuant to the terms of the CEO Employment Agreement, Mr. McNulty will (i) receive an annual salary of $500,000 (ii) be eligible to receive an annual bonus in an amount ranging from 100-150% of his annual salary, the ultimate amount that is earned of which, if any, will be determined by the Board in accordance with annual performance objectives established by the Board, and (iii) be eligible to receive a payment in connection with the vesting of restricted stock units that were granted to Mr. McNulty on June 7, 2023 that are subject to performance-based vesting requirements depending upon the level of achievement of the Company’s compound annual growth rate of its adjusted book value per share, measured over a three-year performance period beginning on January 1, 2023 and ending on December 31, 2025. This payment will be settled in shares of the Company’s Common Stock if Mr. McNulty is an employee of the Company on the date of settlement.

The CEO Employment Agreement may be terminated at any time by either party (subject to the notice provision set forth therein), provided Mr. McNulty shall be entitled to the following payments upon termination by the Company without Cause or upon his resignation from the Company for Good Reason (as such terms are defined in the CEO Employment Agreement), in either case, subject to his execution of a release of claims: (1) an amount equal to one and one-half times (1.5x) his base salary, paid in 18 substantially equal installments; (2) up to 18 months of subsidized health and welfare continuation payments; (3) a pro-rata bonus (with performance goals deemed met at 125% of target) for the year of termination, paid at the time bonuses are regularly paid to other executives; and (4) to the extent earned and unpaid at the time of termination, his annual bonus for the year prior to the year of termination, paid at the time bonuses are paid to other executives. Mr. McNulty will also be subject to perpetual non-disparagement and confidentiality restrictions and an 18-month non-solicitation restriction with respect to certain employees, customers and investment opportunities. The foregoing description of the CEO Employment Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full and complete text of the CEO Employment Agreement, which is filed hereto as Exhibit 10.1.

In addition, the Board expanded the size of the Board from six to seven directors and the Board appointed Mr. McNulty as a director of the Company to serve until the Company’s 2024 annual meeting of stockholders and until his successor is duly elected and qualified. The Company believes that Mr. McNulty’s past service as interim chief executive officer for the Company makes him well qualified to serve on the Board.
Information about Mr. McNulty’s age and business experience has been previously reported, most recently in the Company’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission on April 17, 2023, and that information is incorporated herein by reference.
As an employee of the Company, Mr. McNulty will not receive the standard compensation paid to non-employee directors of the Company.

There are no arrangements or understandings between Mr. McNulty, and any other persons or entities, pursuant to which he was elected as a director or executive officer. Mr. McNulty has no family relationships with any director or executive officer of the Company. Additionally, there are no transactions involving Mr. McNulty that would require disclosure under Item 404(a) of Regulation S-K.

Mr. McNulty has entered into a standard indemnification agreement with the Company, which requires the Company to indemnify him to the fullest extent permitted under Delaware law and to advance expenses incurred as a result of any proceeding against him as to which he could properly be indemnified. The foregoing description of the indemnification agreement is qualified in its entirety by reference to the full text of the agreement, a form of which has been filed with the SEC as an exhibit to the Company's Form 10-K for the year ended December 31, 2022.

Item 9.01.Financial Statements and Exhibits.
(d)Exhibits

Exhibit No.	Description of Exhibit
10.1	Amended and Restated Employment Agreement, effective February 13, 2024, by and between Acacia Research Corporation and Martin D. McNulty, Jr.
99.1	Press Release dated February 14, 2024 of Acacia Research Corporation
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 14, 2024
ACACIA RESEARCH CORPORATION

	By:	/s/Jason Soncini
	Name:	Jason Soncini
	Title:	General Counsel